UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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CRYO-CELL INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

David I. Portnoy

Visual Investment Corp.

PartnerCommunity, Inc.

Jamie H. Zidell

Mayim Investment Limited Partnership

David W. Ruttenberg

Lynne Portnoy

Gilbert Portnoy

Mark L. Portnoy

Capital Asset Fund Limited Partnership

George Gaines

Scott D. Martin

Steven Berkowitz

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June 28, 2007

Let’s Set The Record Straight on Cryo-Cell

Dear Fellow Shareholder:

The incumbent board of Cryo-Cell recently issued a letter asking you to vote for them because of the “promising” initiatives they have undertaken. We have repeatedly heard similar statements about “promising” initiatives over the past few years, and we believed them and, in fact, invested significant sums of money in CCEL based on those statements. Unfortunately for us and our fellow shareholders, the goals set forth by the current board of directors and management over the years have not been achieved. We have no reason to believe that this will change.

Look at their record for yourself (more details are outlined in the attached Exhibit I):

Stated Goal	Result

Annual profits of $10 million [1]	Failure - Net Loss for fiscal 2006 was $2.8 million. Nevertheless, hundreds of thousands of options were granted to Ms. Walton.

Stock price of $10 per share [1]	Failure - Stock closed at $2.25 on June 25, 2007. Nevertheless, hundreds of thousands of options were granted to Ms. Walton.

Market cap of $50 million [1]	Failure - Market cap is less than $27 million on June 25, 2007. Nevertheless, hundreds of thousands of options were granted to Ms. Walton.

Rebranding aimed at increasing number of new annual clients [2]	Failure - Since its implementation, the company has lost market share to its more rapidly growing competitors. New enrollees dropped by 25% from 2004 to 2006 in Florida.

Opening of “Center of Excellence” by target date of October 2006 [3]	Failure - This “center of excellence” is still unoccupied office space that costs CCEL shareholders day after day. No such “center of excellence” is operational.

Plureon placental cell commercial launch [4]	Failure - The Plureon placenta stem cell offering was highly touted with repeated missed launch dates. Then, after $486,000 was invested in 2006, the program was scrapped, without a good explanation. Should we expect the same for the new MPSC offering?

Relist on NASDAQ in 2006 [5]	Failure – As of yet, the stock has still not been listed on Nasdaq.

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Even more distressing than the failure to achieve any of the these goals, CCEL’s management now says that the dismal results the Company has experienced were foreseeable and anticipated based on programs they initiated in 2005. We have searched the Company’s public disclosure documents in vain for any such prior disclosure. We wish they had let us, the investing public, know. Instead, we have seen a consistent deterioration of CCEL’s financial performance including losses and negative cash flow. In fact, during the last quarter, CCEL managed to reduce cash and cash equivalents by $1.7 million. At this pace, all cash reserves will run dry within another four quarters! Also, please ask yourself, “Why won’t CCEL’s management provide any firm guidance regarding their future market share or financial performance?”

The last shareholder letter CCEL’s management issued in their efforts to persuade you to let them stay in office despite their performance had two disturbing points that need to be addressed. The first is in the chart comparing Cryo-Cell’s expense ratio to that of its competitors. It appears that Viacell’s expense ratio for each year was overstated by a significant amount. Perhaps this was a mistake. Second, the Company is claiming a maternal stem cell breakthrough. Given that the Plureon commercial launch appears to have failed, and that, in fiscal 2006, CCEL spent a meager $486,164 on R&D (all dedicated toward Plureon according to the Company’s 10K), we are skeptical.

DO YOU REALLY WANT TO RELY ON MERCEDES WALTON’S EXPERIENCE?

Ms. Mercedes Walton wrote to you recently that, “the current Board and management team are guided along this journey by a collective vision of success based on the team’s expansive business and technological knowledge, experience…” Since the incumbent board is asking you to vote for them primarily because of their experience, we want to share some observations about the experience of Cryo-Cell’s current CEO and Chairman. Ms. Walton’s previous experience heading a public company was as President of Applied Digital Solutions during the nine months from January 2001 until early September 2001. For the nine months ending September 30, 2001 the company’s losses increased more than eightfold to over $150 million, and its stock plummeted by approximately 85%. Finally, she resigned “for personal reasons.” We think that her experience at Cryo-Cell speaks for itself. Cryo-Cell’s stock price, as of June 7, 2007, was down 29% since Ms. Walton was appointed CEO, and during this period the current board awarded her more than 400,000 options, despite her failure to achieve explicit goals. A severance package was also granted to her that provides, under certain circumstances, for a cash payment to her of nearly 10% of CCEL’s annual revenues. We also find it interesting that Mercedes Walton currently owns only 6,000 shares of common stock of the company and has not exercised any of her options to purchase its common stock, even though many of her options allow her to buy CCEL stock for $0.54 per share. We think that stock ownership by management is typically a good indication of the confidence management has in its plan and its ability to execute such plan.

DO NOT BE DECEIVED BY THE CCEL’S SELECTIVE DESCRIPTION OF MS. WALTON’S COMPENSATION.

In a filing with the SEC on June 27, 2007, CCEL states that Mercedes Walton “performed in interim capacity for 14 months from FY03-FY04 without cash compensation.” This may be technically

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accurate , but appears to us to omit material information with respect to Ms. Walton’s Cryo-Cell compensation. As set forth in the Company’s 2005 proxy statement, Ms. Walton was paid $295,100 and $150,000 cash compensation in fees in fiscal years 2004 and 2003, respectively, for her role as Chairman of the Board. This, of course, does not even address the 300,000 options that she was also granted to purchase at stock $0.54 per share.

We note with interest that the current board has just expanded its slate to six members and nominated Andrew Filipowski as a director. On January 9, 2007, Mr. Filipowski wrote a letter to the Board in which he criticized management and the Board for taking steps that “are nothing more than a way for existing management to entrench itself and to perpetuate its role with the Company and the economic benefits that go along with that.” Apparently, now that he is a management nominee, he has modified his views because he and the rest of his fellow nominees oppose our proposal to recommend the adoption of measures to enhance the ability of shareholders to nominate directors.

Furthermore, we are also concerned that the Company’s disclosure materials say nothing about the business relationships of two current directors with Lifecell, the joint venture between Cryo-Cell and its Asian licensee, Asia Cryo-Cell Pvt Ltd. Cryo-Cell recently agreed to a reduction in the licensing fees from Asia Cryo-Cell.

WHAT REALLY MATTERS TO CRYO-CELL’S SHAREHOLDERS?

What matters is that the interests of the shareholders are not being served. The shareholders own the company. Let’s take it back. Summarized below are the backgrounds and experiences of our slate of nominees. Each is successful in his respective field and will bring his experience to safeguard the company, ensure the proper management team is in place and help guide Cryo Cell to success.

David Portnoy is the President of both Focus Financial Corp., a private investment banking and venture capital firm, and Visual Investment Corp., a private investment firm. Mr. Portnoy has experience in venture capital investments, including two investments that subsequently went public, Daleen Technologies Inc. and Caribbean Cigar Company. Mr. Portnoy is Chairman of the Board of PartnerCommunity, Inc., a company providing software and hardware integration solutions to telecommunication companies, including AT&T and Verizon and Chairman of the Board of uTIPu Inc., a private Internet based business. He is also a Director of the Advisory Board of Waves Ltd., an audio technology company based in Israel.

Mark Portnoy is on the Board of Directors of PartnerCommunity, Inc., a company providing software and hardware integration solutions to telecommunication companies, including AT&T and Verizon. Mr. Portnoy is also on the Board of Directors of uTIPu Inc., a private Internet based business and has been self-employed as a private investor since April 1997. Mr. Portnoy had previously worked at Strome, Susskind Investments from January 1995 to April 1997, as the Chief Fixed Income Trader. Mr. Portnoy began his Wall Street career at Donaldson, Lufkin & Jenrette Securities Corp., where he was promoted to the position of Executive at the age of 23.

You can make a difference by voting the enclosed GOLD proxy card.

Scott Martin most recently was the President and Chief Executive Officer of Rheem Manufacturing Company, an international provider of home comfort systems with revenue exceeding $2 billion. Previously he worked for several years as a management consultant for both Andersen Consulting and Arthur Andersen’s Business Consulting Practice.

Craig Fleishman, M.D., is a senior partner of the Congenital Heart Institute at Arnold Palmer Hospital and Miami Children’s Hospital and the Director of Non-invasive Cardiac Imaging at the Arnold Palmer Hospital for Children in Orlando. He received his medical training at Yale University and Duke University and has been on the faculty of Yale, Harvard and Ohio State.

John Yin, P.H.D., is the President and Chief Executive Officer of PartnerCommunity, Inc., a company providing software and hardware integration solutions to telecommunication companies including AT&T and Verizon, and uTIPu Inc., a private Internet based business. He has extensive internet technologies experience as Chief Technical Officer at Daleen Technologies and at I.B.M. Dr. Yin taught at Pennsylvania State University before joining IBM.

Harold Berger is a certified public accountant and has operated his own public accounting practice representing over 150 businesses and individual clients. Mr. Berger is the Treasurer and a Executive Committee Member of The Gatchell Home, Inc. and is a financial adviser, to The Atlanta Group Home Foundation, Inc.

We are shareholders trying to rescue our company from a CEO and board of directors that have not delivered. As we have described previously, our efforts to share our concerns with the Board of Directors have been ignored.

Vote the GOLD proxy card. We want to ensure that Cryo-Cell will be a company run properly for all shareholders’ benefit, and we appeal to you, our fellow shareholders, to support us in this effort.

PLEASE MAKE A DIFFERENCE BY VOTING THE ENCLOSED GOLD CARD.

If you have any questions or need any assistance voting your shares, please contact our proxy solicitor, The Altman Group toll-free at (800) 398-1272.

Sincerely yours,

David I. Portnoy, on behalf of the Slate members and the Participants as defined in the attached proxy

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Please do not send back any white proxy card you receive, even to vote against the management nominees. Doing so will cancel any prior vote you cast on the GOLD card. Please return only the GOLD proxy card.

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Even if you have already returned a white proxy card, you have every right to change your vote. You can still support our nominees by returning the enclosed GOLD proxy card. Only your latest dated proxy card will count.

You can make a difference by voting the enclosed GOLD proxy card.

EXHIBIT I

A TRACK RECORD OF FAILURE BY CCEL’S MANAGEMENT

[1]

As set forth in the company’s June 2005 proxy statement, the board of directors established these goals for Mercedes Walton. Upon achieving each one of the goals, she would be entitled to an option to purchase 25,000 shares. Not one of the goals has been met. Nevertheless over 400,000 options have been granted to her.

[2]

The corporate rebranding that management hails as a success appears to us to have failed at achieving any significant positive results. Since its implementation, the company has lost market share to its more rapidly growing competitors and has not increased the annual number of new customers in a meaningful way. In its most recent Annual Report on Form 10-K, management clearly attributes the company’s revenue growth in fiscal 2005 and 2006 to price increases and the increased number of stored units. In Florida, which is Cryo-Cell’s home turf, the annual number of new enrollees dropped by 25% from fiscal 2004 to fiscal 2006 as determined by the royalty payments to the holders of the revenue sharing agreement for that state.”

[3]

On June 12, 2006, Cryo-Cell announced that it had created a “center of excellence,” which was supposed to open in October 2006. This “center of excellence” entailed the leasing of an additional 9,600 sq. feet of office space, increasing CCEL’s square footage by approximately 50% and rent expense by over $10,000 per month. This “center of excellence” is still unoccupied office space that costs CCEL shareholders day after day. No such “center of excellence” is operational.

[4]

The Plureon placenta stem cell offering was highly touted for years. First, the company stated it would offer storage for this specialized placenta stem cell in the first half of 2006. Then the company said it would do so in the second half of 2006. Then the company said it would do so in the first half of 2007. Then the program was scrapped, without any explanation. Now management says that CCEL will offer a placenta stem cell that matches the mother for storage. CCEL’s track record provides no basis for confidence that this goal will be achieved.

[5]

At a November 7, 2005 Rodman & Renshaw Techvest healthcare conference, Mercedes Walton set forth an “anticipated milestone” of “Re-List on National Exchange” for the company’s stock. This has not been achieved. An additional goal of listing on the Nasdaq National Market was set forth by the Board of Directors in CCEL’s 2005 Proxy. Again, this was not achieved.

You can make a difference by voting the enclosed GOLD proxy card.